PROMISSORY NOTE

      $16,000.00               Houston, Texas           January 31, 1997


           FOR VALUE RECEIVED, InsCap Corporation, a Delaware corporation with its principal office at 10555 Richmond Avenue, Houston, Harris County, Texas 77042, (the "Maker") promises to pay to the order of the Estate of Joe Barnhart, with an office address at 601 Jefferson, Suite 4000, Houston, Harris County, Texas 77002, or assigns (the "Holder"), at the aforesaid address, or at such other place as Holder may designate in writing from time to time, the principal sum of SIXTEEN THOUSAND DOLLARS ($16,000.00) in legal and lawful money of the United States of America, together with interest on the unpaid principal balance outstanding from time to time hereon from the date hereof until maturity at the rate of 8.25% per annum.

           This Note is payable in installments, each consisting of Four Thousand Dollars ($4,000) principal, plus interest accrued hereon to and including the due date, and shall be due and payable on January 31, 1998, January 31, 1999, and January 31, 2000; and the entire remaining unpaid principal and interest shall be due and payable on January 31, 2001. It is expressly agreed that time is of the essence to this Note.

           This Note is secured by pledge of common stock issued by Acap Corporation in accordance with and governed by a certain "Commercial Pledge Agreement" executed and delivered by Maker on even date herewith, to which reference is made for all purposes.

           The Maker shall have the right to prepay all or any part of the indebtedness evidenced by this Note, whether principal or interest, at any time without notice, premium or penalty, and interest shall immediately cease to accrue on any principal so prepaid. Any partial prepayment shall be applied first to accrued but unpaid interest and then to principal outstanding.

           Upon any default in the punctual payments of this Note, or any part hereof, whether principal or interest, as the same shall become due and payable, the entire principal indebtedness evidenced hereby may be accelerated and matured, at the option of the Holder of this Note, without notice or demand. In the event that this Note, or any part hereof, is collected through bankruptcy or any other judicial proceedings by an attorney or is placed in the hands of an attorney for collection, the Maker will pay to the owner and holder of this Note a reasonable amount of attorneys' fees for collection.

           The Maker and each surety, guarantor, endorser and other party ever liable for payment for any sums of money pursuant or with respect to this Note expressly and unconditionally waive presentment and demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to

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      demand, diligence in collection, collecting, and grace, as to this Note and as to each and every payment due hereunder, and all of such parties expressly and unconditionally consent to all extensions without notice for any period or periods of time, acceptances of partial payments, before or after maturity, and the granting of all other indulgences with respect to this Note, without prejudice to the holder hereof.

           Notwithstanding any provision to the contrary contained in this Note or in any other document or instrument executed in connection herewith, Holder shall never be entitled to receive, collect or apply, or charge, as interest hereon, any amount or amounts in excess of the maximum rate of interest permitted to be charged from time to time by applicable law. In the event Holder ever receives, collects or applies, or is adjudicated to have charged, as interest, any such excessive amount or amounts hereunder, such amount or amounts which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such, and, if the principal indebtedness hereof has been or is thereby paid in full, any of such excessive amount or amounts which remains unapplied shall forthwith be refunded to Maker. In determining whether or not the interest paid or payable under any specific contingency as provided by this Note exceeds the highest lawful rate, Maker and Holder shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate and spread, in equal parts, the total amount of interest paid or required to be paid hereunder throughout the entire contemplated term of this Note so that the interest rate is uniform over the entire term hereof. If the principal indebtedness evidenced by this Note is paid in full prior to the end of the contemplated term hereof, and if the interest received by Holder for the actual period of existence of such indebtedness exceeds the maximum lawful rate, Holder shall forthwith refund to Maker the amount of any such excess, and in such event Holder shall not be subject to any penalties imposed by any applicable laws for contracting for, receiving, collection or applying, or charging interest in excess of the maximum lawful rate.

           This Note shall be construed, interpreted and enforced in accordance with the laws of the State of Texas, and the exclusive venue for any suit based upon, related to or arising out of this Note shall be Harris County, Texas.

            No assignment of this Note shall be valid unless it is presented to the Maker for registration in the name of the assignee duly authorized by the registered Holder in writing satisfactory to the Maker as to form and substance and such assignment is accepted in writing by the Maker. The Maker is authorized to conduct all transactions under this Note exclusively with the registered Holder.

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           EXECUTED AND DELIVERED in Harris County, Texas on this 31st day of
      January, 1997, to be effective on and as of such date.


                                    INSCAP CORPORATION


                                 By: /s/William F. Guest, President


                                 ATTEST: /s/John D. Cornett, Secretary